The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated July 10, 2013
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 947 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-178081
Dated November 21, 2011	Dated July , 2013
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Market Plus Notes due July 24, 2014
Based on the Performance of the Mexican Peso Relative to the U.S. Dollar due July 24, 2014
Principal at Risk Securities
Unlike ordinary debt securities, the Market Plus Notes due July 24, 2014 Based on the Performance of the Mexican Peso Relative to the U.S. Dollar, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the performance of the Mexican Peso (“MXN”) relative to the U.S. dollar (“USD”) as of the valuation date, as measured by the specific currency performance formula described below.  If the currency performance is greater than or equal to the downside threshold of -10% on the valuation date, you will receive, in addition to the principal amount, a return based on the greater of the currency performance and the specified fixed percentage.  However, if the currency performance is less than -10%, the payment at maturity will be solely based on the currency performance, and, therefore, you will be fully exposed to the negative currency performance as of the valuation date and will suffer significant loss on your initial investment.  The securities are for investors who seek a MXN/USD exchange rate-based return as measured by the currency performance and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the currency performance is above the downside threshold value.  The payment at maturity may be significantly less than the stated principal amount and could be zero.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
For each security that you hold, you will receive at maturity the sum of the stated principal amount and the currency return amount.  This payment may be greater than or less than the stated principal amount.

•	The currency return amount will equal:
º	if the currency performance is greater than or equal to the downside threshold value of –10%,
$1,000 x [the greater of (i) currency performance and (ii) fixed percentage]
º	if the currency performance is less than the downside threshold value of -10%,
$1,000 x currency performance
In this scenario, the payment at maturity will be less than $900 per stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities.
•	The fixed percentage will be equal to 9.65%.
•
The currency performance will be equal to 1 – (final exchange rate / initial exchange rate), provided that in no event will the currency performance be less than -100%.  The currency performance formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per security to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the securities. See “How Does The Currency Performance Formula Work?” on PS-9.

•	The initial exchange rate will equal the exchange rate on July 12, 2013, the day we expect to price the securities for initial sale to the public, which we refer to as the pricing date.
•	The final exchange rate will equal the exchange rate on July 21, 2014, which we refer to as the valuation date.
•
The exchange rate will equal, on any currency business day, the rate for conversion of the Mexican Peso into U.S. dollars (expressed as the number of units of MXN per one USD), as determined by reference to the rate displayed on Bloomberg Page “WMCO” (mid) on such currency business day.

•	Investing in the securities is not equivalent to investing in the MXN or in the USD.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is approximately $979.10, or within $10.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-4
•	The CUSIP number for the securities is 61747WAS8. The ISIN for the securities is US61747WAS89.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-14.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer(3)
Per security	100%	1%	99%
Total	$	$	$

(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the stated principal amount per security, and the placement agent will forgo any fees with respect to such sales.

(2)
Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for information about fees and commissions.

(3)	See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-28.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Morgan Stanley

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)   where no consideration is or will be given for the transfer; or

(3)   where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Market Plus Notes due July 24, 2014 Based on the Performance of the Mexican Peso Relative to the U.S. Dollar, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities are for investors who seek a MXN/USD exchange rate-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the currency performance is above the downside threshold value.  The securities do not guarantee the return of any principal at maturity, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Market Plus Notes due July 24, 2014 Based on the Performance of the Mexican Peso Relative to the U.S. Dollar, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.  The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $979.10, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the MXN/USD exchange rate.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the MXN/USD exchange rate, instruments based on the MXN/USD exchange rate, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the fixed percentage or the downside threshold value, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and the MXN/USD exchange rate, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the currency performance as of July 21, 2014, which we refer to as the valuation date.  If the currency performance is less than -10%, the payment at maturity will be at least 10% less than the stated principal amount of the securities and could be zero.  There is no minimum payment at maturity and, accordingly, investors may lose their entire initial investment in the securities.

Payment at maturity depends on the currency performance
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash equal to the stated principal amount plus the currency return amount.  This payment may be greater than or less than the stated principal amount.

The currency return amount will be calculated differently depending on whether or not the currency performance as of the valuation date is less than the downside threshold value:

•       if the currency performance is greater than or equal to the downside threshold value, the currency return amount will equal the stated principal amount times the greater of (i) the currency performance and (ii) the fixed percentage

• if the currency performance is less than the downside threshold value, the currency return amount will equal the stated principal amount times the currency performance where,

downside threshold value = -10%

fixed percentage = 9.65%

and

currency performance	=	1	−	final exchange rate initial exchange rate

, provided that in no event will the currency performance be less than -100%.

The currency performance formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per security to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the securities.

and where,

initial exchange rate =	the exchange rate on July 12, 2013, which we refer to as the pricing date

final exchange rate =	the exchange rate on July 21, 2014, which we refer to as the valuation date, subject to adjustment for non-currency business days exchange rate =
on any currency business day, the rate for conversion of the Mexican peso into U.S. dollars (expressed as the number of units of MXN per one USD), as determined by reference to the rate displayed on Bloomberg Page “WMCO” (mid) on such currency business day

On 9, we have provided sections titled “How Does the MXN/USD Exchange Rate Work?” and “How Does the Currency Performance Formula Work?” and on PS–9, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical currency performances. The graph does not show every situation that can occur.

You can review the historical values of the exchange rate in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-27.  You cannot predict the future exchange rate based upon its historical performance.

Investing in the securities is not equivalent to investing in the MXN or the USD.

The appreciation potential of the securities is limited by the currency performance formula	The formula used to calculate the currency performance limits the positive currency performance to 100%. As a result, in no event will the payment at maturity per security be greater than $2,000.

The currency performance formula will diminish any appreciation and magnify any depreciation of the Mexican peso relative to the U.S. dollar
The securities do not provide a “linear return” on the performance of the MXN relative to the USD.  A “linear return” is the return that would be achieved by converting a notional amount of the USD into MXN at the initial exchange rate and then, on the valuation date, converting the resulting amount of MXN back into USD at the final exchange rate. Instead, the return on the securities will be determined by reference to the currency performance formula described in this document.  The currency performance formula will magnify any depreciation and diminish any appreciation in the MXN relative to the USD as compared to a linear return, and these effects will increase the more the MXN appreciates or depreciates. One consequence of this is that, if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the securities.

Morgan Stanley Capital Services LLC will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Services LLC, which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior securities.  As calculation agent, MSCS will determine the initial exchange rate, the final exchange rate, the currency performance and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities —Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-29.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HOW DOES THE MXN/USD EXCHANGE RATE WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.  The exchange rate for the Mexican peso is expressed as the number of units of the Mexican peso per U.S. dollar.

•
As a result, a decrease in the exchange rate means that the Mexican peso has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Mexican peso to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 10 reflects a strengthening of the MXN, relative to the USD, as compared to an exchange rate of 12.

•
Conversely, an increase in the exchange rate means that the Mexican peso has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the Mexican peso to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 14 reflects a weakening of the MXN relative to the USD, as compared to an exchange rate of 12.

HOW DOES THE CURRENCY PERFORMANCE FORMULA WORK?

The currency performance formula used to calculate the payment at maturity for the securities effectively limits the positive currency performance to 100%, and will magnify any depreciation and diminish any appreciation in the MXN relative to the USD as compared to a linear return.  The actual initial exchange rate and final exchange rate will vary from those used in the examples below.

•	In the example below, the Mexican peso strengthens from the initial exchange rate of 12 to the final exchange rate of 10.8, resulting in the currency performance of 1 – (10.8 / 12) = 10%.

Initial Exchange Rate (# MXN / 1 USD)	Final Exchange Rate (# MXN / 1 USD)
12	10.8

•
In the example below, the Mexican peso strengthens to the fullest extent possible from the initial exchange rate of 12 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 12) = approximately 99.99%.

Initial Exchange Rate (# MXN / 1 USD)	Final Exchange Rate (# MXN / 1 USD)
12	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance will be no greater than 100%.  Therefore, the currency performance formula effectively limits the maximum payment at maturity per security to $2,000.

•	In the example below, the Mexican peso weakens from the initial exchange rate of 12 to the final exchange rate of 24, resulting in the currency performance of 1 – (24 / 12) = –100%.

Initial Exchange Rate (# MXN / 1 USD)	Final Exchange Rate (# MXN / 1 USD)
12	24

This example illustrates that, because of the way currency performance is calculated, if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the securities.  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always underperform a performance percentage calculated using a linear return formula.

The actual initial exchange rate and final exchange rate will vary from those used in the examples above.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity for a range of hypothetical currency performance.  The graph is based on the following terms:

Stated Principal Amount per Security:	$1,000
Downside Threshold Value:	-10%
Fixed Percentage:	9.65%

*Because of the way currency performance is calculated, in no event will the currency performance exceed 100%. As a result, the maximum payment at maturity is limited to $2,000 per security.

How it works

•
Upside Scenario.  If the currency performance is greater than or equal to the downside threshold value, the investor would receive $1,000 plus $1,000 times the greater of (i) the currency performance and (ii) the fixed percentage of 9.65%.  Under the terms of the securities, an investor would receive a payment at maturity of $1,096.50 per security if the currency performance is no more than 9.65%, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the positive currency performance if the currency performance is greater than 9.65%.  Because the currency performance formula effectively limits the positive currency performance to 100%, in no event will the payment at maturity per security be greater than $2,000.

•
Downside Scenario.  If the currency performance is less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the negative currency performance.  For example, if the currency performance is -30%, the payment at maturity would be $700 per security (70% of the stated principal amount).

The table below illustrates a range of hypothetical currency performances and hypothetical total returns on the securities for a range of hypothetical final exchange rates.  The table assumes an initial exchange rate of 12.  The actual initial exchange rate will be determined on the pricing date.

Hypothetical Final Exchange Rate	Hypothetical Currency Performance	Hypothetical Total Return on the Securities
0.001	99.99%	99.99%
1.2	90.00%	90.00%
2.4	80.00%	80.00%
3.6	70.00%	70.00%
4.8	60.00%	60.00%
6	50.00%	50.00%
7.2	40.00%	40.00%
8.4	30.00%	30.00%
9.6	20.00%	20.00%
10.8	10.00%	10.00%
10.842	9.65%	9.65%
11.4	5.00%	9.65%
12	0.00%	9.65%
12.6	-5.00%	9.65%
13.2	-10.00%	9.65%
13.3	-10.83%	-10.83%
14.4	-20.00%	-20.00%
15.6	-30.00%	-30.00%
16.8	-40.00%	-40.00%
18	-50.00%	-50.00%
19.2	-60.00%	-60.00%
20.4	-70.00%	-70.00%
21.6	-80.00%	-80.00%
22.8	-90.00%	-90.00%
24	-100.00%	-100.00%

HYPOTHETICAL EXAMPLES

Below are four examples of how to calculate the currency performance and the payment at maturity based on hypothetical final exchange rates.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rate for the MXN is expressed as the number of units of the MXN per USD.

The examples below reflect the downside threshold value of -10%, the fixed percentage of 9.65% and assume hypothetical initial exchange rate of 12.  The numbers appearing in the examples below may have been rounded for ease of analysis.  The actual initial exchange rate and final exchange rate will vary from those used in the examples below.

EXAMPLE 1: The MXN appreciates relative to the USD and the currency performance is greater than the fixed percentage.  Your return is greater than the fixed percentage-based return, and you will fully participate in the positive currency performance.

Hypothetical final exchange rate	=	7.2
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (7.2 / 12)
	=	40%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 40%
	=	$400
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,400
Payment at maturity = $1,400 per security

EXAMPLE 2: The MXN has depreciated relative to the USD, but the currency performance is still greater than the downside threshold value.  You receive the fixed percentage-based return.

Hypothetical final exchange rate	=	12.6
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (12.6 / 12)
	=	–5%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 9.65%
	=	$96.50
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,096.50
Payment at maturity = $1,096.50 per security

EXAMPLE 3: The MXN has depreciated relative to the USD and the currency performance is less than the downside threshold value.  You are fully exposed to the negative currency performance.

Hypothetical final exchange rate	=	14.4
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (14.4 / 12)
	=	–20%

Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–20%)
	=	–$200
Payment at maturity	=	stated principal amount + currency return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the currency return amount is negative.
	=	$1,000 + (–$200)
	=	$800
Payment at maturity = $800 per security

EXAMPLE 4: The MXN has depreciated relative to the USD and the currency performance is -100%.  You are fully exposed to the negative currency performance and lose your entire initial investment in the securities.

Hypothetical final exchange rate	=	24
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (24 / 12)
	=	–100%
Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–100%)
	=	–$1,000
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,000 + (–$1,000)
	=	$0
Payment at maturity = $0 per security

This example illustrates that, because of the way currency performance is calculated, if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the securities.  In no event will the currency performance be less than -100%.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return any principal at maturity.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of any principal.
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the currency performance is less than the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative currency performance.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS–9.

You will not benefit from the fixed percentage if the currency performance is below the downside threshold value.
If the currency performance is less than the downside threshold value, the payment at maturity will solely depend on the currency performance on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 9.65%.  As a result, you will be exposed on a 1 to 1 basis to any negative currency performance.

The appreciation potential of the securities is limited by the currency performance formula.	The formula used to calculate the currency performance limits the positive currency performance to 100%. As a result, in no event will the payment at maturity per security be greater than $2,000.

The currency performance formula will diminish any appreciation and magnify any depreciation of the Mexican peso relative to the U.S. dollar.
The securities do not provide a “linear return” on the performance of the MXN relative to the USD.  A linear return would reflect the return that would be achieved by converting a notional amount of the USD into the MXN at the initial exchange rate and then, on the valuation date, converting the resulting amount of the MXN back into the USD at the final exchange rate. Instead, the return on the securities will be determined by reference to the currency performance formula described in this document, which do not reflect a linear return.  Under this formula, any appreciation of the MXN relative to the USD will be diminished, as compared to a linear return, while any depreciation of the MXN relative to the USD will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of the MXN relative to the USD increases as the currency performance increases, and the magnifying effect on any depreciation of the MXN relative to the USD increases as the currency performance decreases. This magnifying effect on any depreciation of the MXN means that if the MXN depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and you will lose your entire initial investment in the securities.  Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

The securities are subject to currency exchange risk.
Fluctuations in the exchange rate between the MXN and the USD will affect the value of the securities.  The exchange rate between the MXN and the USD is volatile and is the result of numerous factors specific to Mexico and the United States including the supply of, and the demand for, the MXN, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Mexico and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Mexico and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Mexico and the United States and other countries important to international trade and finance.  The weakening of the MXN relative to the USD may have a material adverse effect on the value of the securities and the return on an investment in the securities.

The securities are exposed to a single emerging markets currency and therefore expose you to a significant non-diversified currency risk.
The securities are linked to the performance of a single emerging markets currency, the MXN, and therefore are subject to risk of significant adverse fluctuations in the performance of the MXN relative to the USD.  The securities do not provide diversified exposure to currencies generally.  As an emerging markets currency, the MXN is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Mexican peso and the USD is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008 and 2009, the Mexican peso depreciated against the dollar on worries about the trouble in the global financial markets, though it has since recovered to a limited extent.  The Mexican Central Bank announced new foreign exchange intervention tools in October 2008 but suspended the use of these intervention tools by April 2010.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

The market price of the securities may be influenced by many unpredictable factors.
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the exchange rate of the MXN relative to the USD on any day, including in relation to the downside threshold value, will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in value) of the exchange rate;

• interest and yield rates in the U.S. and in Mexico;
• geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the MXN, the USD or currency markets generally and that may affect the final exchange rate;
• the time remaining until the maturity of the securities;
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if, at the time of sale, the currency performance is less than -10%.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Government intervention in the currency markets could materially and adversely affect the value of the securities.
Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of Mexico and the United States, may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the MXN and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the MXN, or any other currency. Therefore, any significant changes or governmental actions with respect to the MXN, the USD or any other currency that result in the weakening of the MXN relative to the USD may have a material adverse effect on the value of the securities and the return on an investment in the securities.

In addition, if the MXN is lawfully eliminated, converted, redenominated or exchanged by Mexico during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate for the MXN (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the payment at maturity, if any.

Even though currencies trade around the clock, the securities will not.
The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the MXN and the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the MXN and the USD used to calculate the currency performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Suspension or disruptions of market trading in the MXN may adversely affect the value of the securities.
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate of between the MXN and the USD and, therefore, the value of the securities.

The amount payable on the securities is not linked to the MXN/USD
The final exchange rate will be based on the MXN/USD exchange rate on the valuation date, subject to postponement for non-currency business days.  Even if the MXN appreciates relative to the USD prior to the valuation date but then drops on exchange rate at any time other than the valuation date.
the valuation date to so that the currency performance is below the downside threshold value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the MXN/USD exchange rate prior to such drop.  Although the actual MXN/USD exchange rate on the maturity date or at other times during the term of the securities may be higher than the final exchange rate, the payment at maturity will be based solely on the MXN/USD exchange rate on the valuation date.

Investing in the securities is not equivalent to investing directly in the MXN.
Investing in the securities is not equivalent to investing directly in the MXN.  You may receive a lower payment at maturity than you would have received if you had invested directly in the MXN.  The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

The securities will not be listed and secondary trading may be limited.
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.
As calculation agent, MSCS will determine the initial exchange rate, the final exchange rate and the currency performance, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the exchange rate in the event of a discontinuance of reporting of the MXN/USD exchange rate, may adversely affect the payout to you at maturity.

Morgan Stanley & Co. LLC, which is a subsidiary of the issuer, has determined the estimated value of the securities on the pricing date.	MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.
One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the MXN and/or the USD), including trading in futures, forwards and/or options contracts on the MXN; as well as in other instruments related to the MXN and/or USD. Some of our subsidiaries also trade the MXN and other financial instruments related to the MXN on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the MXN relative to the USD on the pricing date and, as a result, could increase the value relative to the USD that the MXN must attain on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rate of the MXN on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

The material U.S. federal income tax consequences of an investment in the securities are uncertain
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected and because the payment on the securities is linked to a foreign currency, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”).  In that case, subject to the election discussed in the next sentence, any gain or loss recognized by a U.S. Holder will be ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the currency performance is less than the downside threshold value, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  Moreover, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.  Alternatively, the IRS could also assert that a security constitutes a “Section 1256 Contract” that is subject to the “mark-to-market” rule under Section 1256 of the Code, in which case a holder would recognize gain or loss in each year as if the security, or a portion thereof, were sold for its fair market value on the last business day of the year.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the section entitled “United States Federal Taxation” in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 stated principal amount of our Market Plus Notes due July 24, 2014 Based on the Performance of the Mexican peso Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	July 12, 2013

Original Issue Date (Settlement Date)	July 17, 2013 (3 Business Days after the Pricing Date)

Maturity Date	July 24, 2014

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61747WAS8

ISIN	US61747WAS89

Denominations	$1,000 and integral multiples thereof

Minimum Purchase Amount	10 Securities ($10,000)

Payment at Maturity
You will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to the Stated Principal Amount plus the Currency Return Amount.  This amount may be greater than or less than the Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Currency Return Amount	The Currency Return Amount will be determined by the Calculation Agent and will equal:

•
if the Currency Performance is greater than or equal to the Downside Threshold Value, an amount equal to the Stated Principal Amount times the greater of (i) the Currency Performance and (ii) the Fixed Percentage; or

•	if the Currency Performance is less than the Downside Threshold Value, an amount equal to the Stated Principal Amount times the Currency Performance.

Downside Threshold Value	-10%

Fixed Percentage	9.65%

Currency Performance
One minus a fraction, the numerator of which is the Final Exchange Rate and the denominator of which is the Initial Exchange Rate, as described by the following formula and determined by the Calculation Agent:

1 –	Final Exchange Rate
Initial Exchange Rate

, provided that in no event will the Currency Performance be less than -100%.

Initial Exchange Rate	The Exchange Rate on the Pricing Date, as determined by the Calculation Agent.

Final Exchange Rate	The Exchange Rate on the Valuation Date, as determined by the Calculation Agent.

Valuation Date	July 21, 2014, provided that if such date is not a Currency Business Day, the Valuation Date will be the immediately preceding Currency Business Day.

Exchange Rate
On any Currency Business Day, the rate for conversion of the Mexican peso into U.S. dollars (expressed as the number of units of Mexican peso per one U.S. dollar) as determined by reference to the rate displayed on the Reference Source on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the Reference Source for such day or (ii) the Calculation Agent determines in good faith that the rate so displayed on the Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of Mexican peso into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”) in the underlying market for the Mexican peso taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of the Mexican peso into U.S. dollars determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for the Mexican peso shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of the mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

If the Mexican peso is lawfully eliminated, converted, redenominated or exchanged by Mexico after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate (or make such adjustment to the Initial Exchange Rate) on the Valuation Date, in accordance with legal requirements and market practice.

Reference source	Bloomberg Page “WMCO” (mid), or any other display page that may replace that display page on Bloomberg and any successor service thereto.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in New York City.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon

Agent	Morgan Stanley & Co. LLC (“MS & Co.”) and its successors

Calculation Agent	Morgan Stanley Capital Services LLC (“MSCS”) and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rate or the Final Exchange Rate.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default

Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Historical Information
The following table sets forth the published high, low and end-of-quarter daily Mexican peso/U.S. dollar exchange rates, expressed as the number of Mexican pesos per one U.S. dollar for each quarter in the period from January 1, 2008 through July 8, 2013.  The Mexican peso/U.S. dollar exchange rate on July 8, 2013 was 12.87950.  The graph following the table sets forth the historical performance of the Mexican peso relative to the U.S. dollar for the same period.  We obtained the information in the table below from Bloomberg Financial Markets (“Bloomberg”, without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.

The historical performance of the MXN relative to the USD should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Date.
	High	Low	Period End
2008
First Quarter	10.99750	10.64210	10.64210
Second Quarter	10.58270	10.26750	10.30980
Third Quarter	11.03200	9.85810	10.93780
Fourth Quarter	13.90000	10.96010	13.67330
2009
First Quarter	15.56680	13.38030	14.17220
Second Quarter	14.05050	12.94650	13.18500
Third Quarter	13.74820	12.83300	13.51150
Fourth Quarter	13.76200	12.63900	13.09140
2010
First Quarter	13.21680	12.36500	12.36500
Second Quarter	13.14570	12.15190	12.94090
Third Quarter	13.20460	12.49820	12.59360
Fourth Quarter	12.59210	12.20240	12.34010
2011
First Quarter	12.24880	11.89510	11.95520
Second Quarter	11.95150	11.49590	11.71350
Third Quarter	14.09440	11.54100	13.89730
Fourth Quarter	14.23050	12.99890	13.93570
2012
First Quarter	13.91870	12.55920	12.81070
Second Quarter	14.37550	12.73260	13.36080
Third Quarter	13.70900	12.71490	12.85850
Fourth Quarter	13.27730	12.71860	12.85330
2013
First Quarter	12.89000	12.33120	12.33120
Second Quarter	13.36630	11.97710	12.93080
Third Quarter (through July 8, 2013)	13.07620	12.87950	12.87950

Mexican Peso
January 1, 2008 through July 8, 2013

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in forwards, futures and options contracts on the U.S. dollar and Mexican peso or positions in any other available currencies or instruments that they may wish to use in connection with such hedging.  Such purchase activity could adversely affect the value of the Mexican peso relative to the U.S. dollar on the Pricing Date, and, therefore, could affect the value relative to the U.S. dollar that the Mexican peso must attain on the Valuation Date so that investors do not suffer a loss on their initial investments in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the U.S. dollar or Mexican peso or forwards or options contracts on the U.S. dollar and Mexican peso or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the Mexican peso/U.S. dollar exchange rate and, therefore, adversely affect the payment that you will receive at maturity.
Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  MS & Co. will act as the Agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from the Agent, a fixed sales commission of 1% for each Security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase the a portion of the Aggregate Principal Amount of Securities from the Agent for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per Security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the

Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•
purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities, commodities or foreign currencies;

•	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; and

•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning the potential application of Section 1256 of the Code, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities  prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the payment on the Securities is linked to a foreign currency, it is likely that the Securities will be subject to Section 988 of the Code. In that case, subject to the election discussed in the next sentence, any gain or loss recognized on the Securities (including any gain or loss resulting from the possible application of Section 1256 of the Code discussed below) generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss under Section

988(a)(1)(B) of the Code (the “Section 988 election”), it is unclear whether the Section 988 election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 of the Code and the Section 988 election.  In addition, assuming Section 988 of the Code applies to the Securities and a valid Section 988 election is not made, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Application of Section 1256 of the Code

Special rules will apply if a Security, in whole or in part, constitutes a “Section 1256 Contract” under Section 1256 of the Code.  Section 1256 Contracts include, among others, “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code.  If Section 1256 of the Code were to apply to a Security, U.S. Holders would be required (i) to recognize gain or loss on all, or a portion, of the Security as if it were sold at its fair market value on the last business day of each year it is held (the “mark-to-market” rule), and (ii) if the Section 988 election described above were available and validly made by a U.S. Holder, to treat such gain or loss as 40% short-term capital gain or loss and 60% long-term capital gain or loss.  In the absence of a valid Section 988 election, the gain or loss recognized would be ordinary.  U.S. Holders should consult their tax advisers regarding the potential application of Section 1256 of the Code to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat the Securities as “contingent payment debt instruments” or “foreign currency contingent payment debt instruments” for U.S. federal income tax purposes.  If the IRS were successful in asserting that the Securities were either contingent payment debt instruments or foreign currency contingent payment debt instruments, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance.  Because the Securities provide for the return of principal except where the Currency Performance is less than the Downside Threshold Value, the risk that the Securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions. Moreover, in 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity. The terms of the Securities, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects (including the economic return on the Securities not being determined based on a fixed amount of foreign currency). Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the Securities. However, the IRS could assert that the revenue ruling applies to the Securities and that a Security should be treated as a debt instrument denominated in foreign currency.

Other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the aforementioned revenue ruling and notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of a Secruity is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the Securities is unclear, payments made to you with respect to the Securities may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S.

withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS

The discussion in the preceding paragraphs and the discussion under “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.